 Exhibit 3.3(a)

CERTIFICATE OF AMENDMENT

OF THE AMENDED AND RESTATED BYLAWS

OF

ALPHAEON CORPORATION

The undersigned, who is the duly elected and acting Secretary of Alphaeon Corporation, a Delaware corporation (the “Corporation”), does hereby certify, as follows:

1.Section 3.02 of Article III of the Amended and Restated Bylaws of the Corporation was amended, by an action by unanimous written consent of the Board of Directors of the Corporation on July 26, 2016 to read in its entirety as follows:

“3.02. Number of Directors. Subject to any limitations in the Certificate of Incorporation, the authorized number of directors of the Corporation shall be not less than one (1) nor more than fourteen (14) directors, as determined from time to time by the Board of Directors by adopting a resolution to that effect, with the initial number of authorized directors to be set at fourteen (14).

2.The foregoing amendment to the Amended and Restated Bylaws of the Corporation has not been modified, amended, rescinded, or revoked and remains in full force and effect on the date hereof.

IN WITNESS WHEREOF, I have hereunto subscribed my name on this 26th day of July, 2016.

ALPHAEON CORPORATION

/s/ Jeevan Gore, Secretary
Jeevan Gore, Secretary